Smart-Tek Solutions, Inc. Enters into a $5.5 Million Funding Commitment
Net Revenues Increased 21%

NEWPORT BEACH, Calif., June 16, 2011 /PRNewswire-FirstCall/ -- Smart-Tek Solutions Inc., (Pinksheets: STTN) reports that it has just entered into a $5,500,000 funding commitment which consists of a $500,000 Convertible Debenture with $5,000,000 Equity Investment Agreement. The additional funds will be used to grow the existing business through the acquiring of appropriate business’ that will enhance our Company’s net worth as well as shareholder value.

Mr. Bonar stated “with the Equity Investment Agreement in place, we will not only be growing our business organically, but through acquiring strategic business’ that will take our company to the next level.”

Net revenue for Smart-Tek Automated Services, Inc., for the months of April and May 2011 is approximately $3,418,000, which represents a 21% increase over the net revenue for the first two months of the March 2011 quarter. We anticipate net revenues to continue growing organically throughout the year.

www.smart-tekservices.com

About Smart-Tek Solutions, Inc:
The parent, Smart-Tek Solutions, Inc., generated revenue from the installation of security systems in construction projects. This business has been discontinued as of July 1, 2010.

About Smart-Tek Automated Services, Inc.:
Smart-Tek Automated Services, Inc. provides financial services to small and medium-size businesses, relieving our clients from many of the day-to-day tasks that negatively impact their core business operations, such as payroll processing, human resources support, workers' compensation insurance, safety programs, employee benefits, and other administrative and aftermarket services predominantly related to staffing: staff leasing, temporary staffing and co-employment. It not only provides core services, but a wide selection of employee and employer benefits and aftermarket products. As of July 1, 2010 and subsequent periods, all further financial reporting will reflect only the financial statements of Smart-tek Automated Services, Inc. The Company will operate this subsidiary as a DBA of Smart-tek Solutions, Inc.

Safe Harbor:
Statements in this press release that are not historical facts are forward-looking statements, including statements regarding future revenues and sales projections, plans for future financing, the ability to meet operational milestones and marketing arrangements and plans. Estimated revenues from its Smart-Tek Solutions, Inc. subsidiary are somewhat subjective and based on information available to the Company at the time of the determination. Also, such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the continued growth of business as planned including the fruition of new agreements in hand, existing business staying intact, and our ability to obtain additional financing that will allow us to continue our current and future operations and whether demand for our products and services in domestic and potential international markets will continue to expand. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K for the year ended , and its subsequent filings with the SEC.

SOURCE: Smart-Tek Solutions, Inc.